Heaton & Company, PLLC
Kristofer Heaton, CPA William R. Denney, CPA 240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com

Exhibit 16.1

May 18, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Jolley Marketing, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Jolley Marketing, Inc. dated on or about May 18, 2016 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Heaton & Company, PLLC

Farmington, Utah 84025

Sincerely,

/s/ Kristofer Heaton

Kristofer Heaton

Heaton & Company, PLLC

Cc: Jolley Marketing, Inc.

664 South Alvey Drive

Mapleton, Utah 84664